EXHIBIT 10.3

ITERIS, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT

This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of                                 (the “Grant Date”), by and between Iteris, Inc., a Delaware corporation (the “Company”), and                                (“Participant”).  The Award (as defined below) is subject to the terms and conditions set forth in this Agreement and in the Iteris, Inc. 2007 Omnibus Incentive Plan (the “Plan”).  Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Plan.

1.                                       Award.  The Company hereby grants to Participant a restricted stock unit award (the “Award”) covering                restricted stock units (the “Units”).  Each Unit represents the right to receive one share of common stock, par value $0.10 per share, of the Company (the “Common Stock”), subject to the vesting requirements of this Agreement and the terms of the Plan.  The Award represents the right to receive shares of Common Stock (the “Shares”) only when, and with respect to the number of Shares to which, the Units have vested.

2.                                       Vesting.  Except as otherwise provided in this Agreement, the Units shall vest in accordance with the following schedule:

On or after each of the following dates	Number of Units vested

First anniversary of the Grant Date
Second anniversary of the Grant Date
Third anniversary of the Grant Date
Fourth anniversary of the Grant Date

3.                                       Restrictions on Transfer.  The Units may not be sold, assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

4.                                       Forfeiture.  If Participant ceases to be employed by or provide Service to the Company or any Affiliate, whether or not terminated for cause, prior to vesting of the Units pursuant to Section 2 or Section 8 hereof, all of Participant’s rights to all of the unvested Units (and the unvested Shares subject to such Units) shall be immediately and irrevocably forfeited.  Upon forfeiture, Participant will no longer have any rights relating to the unvested Units (and the unvested Shares subject to such Units).

5.                                       Issuance of Shares.  As soon as administratively practicable following the Participant’s vesting date under Section 2 or Section 8 hereof, as applicable, and the Participant’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the vesting date), the Company shall cause to be issued and delivered to the Participant a certificate or certificates evidencing Shares registered in the name of the Participant (or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be) or to instruct the Company’s transfer agent to electronically deliver such shares to the respective

Participant.  The number of Shares issued shall equal the number of Units vested, reduced as necessary to cover applicable withholding obligations in accordance with Section 7 hereof.  If it is administratively impracticable to issue Shares within the time frame described above because issuances of Shares are prohibited or restricted pursuant to the policies of the Company that are reasonably designed to ensure compliance with applicable securities laws or stock exchange rules, then such issuance shall be delayed until such prohibitions or restrictions lapse.

6.                                       Rights as Shareholder.  Units are not actual Shares, and only represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan.  Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to stockholders unless and until a Share is actually issued under Section 5 hereof.

7.                                       Taxes.  The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Agreement.  The Company may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Agreement, including any means described in Section 8 of the Plan.  The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Withholding Obligations by (a) withholding from the wages and other cash compensation payable to the Participant, (b) causing the Participant to tender a cash payment to the Company, (c) delivering to the Company for cancellation shares of the Company’s Common Stock already owned by the Participant, or (d) selling on the Participant’s behalf (using any brokerage firm determined acceptable to the Company for such purpose) a portion of the Shares issued in payment of the vested Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations, in connection with which the Participant shall concurrently provide, if necessary or applicable, irrevocable instructions (i) to the brokerage firm to effect the immediate sale of some or all of the Vested Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to satisfy the Withholding Obligations and (ii) to the Company to deliver the certificates for the Shares directly to such brokerage firm in order to complete the sale.  The Participant shall be responsible for all brokerage fees and other costs of sale, and the Participant further agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale.  The Company may refuse to deliver Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.

8.                                       Change in Control.

(a)                                  Immediately prior to the effective date of a “Change in Control” (as defined below), all Units subject to this Award will vest, except and to the extent: (i) this Award is to be assumed by the successor corporation (or parent thereof) or is otherwise to be continued in full force and effect pursuant to the terms of the Change in Control transaction or (ii) this Award is to be replaced with a cash incentive program of the successor corporation which preserves the value (i.e., the Fair Market Value) of the unvested Units (and the unvested Shares) subject to this Award existing at the time of the Change in Control and provides for subsequent payout of that value no later than the time the Units subject to this Award would have vested.

(b)                                 Immediately following the consummation of the Change in Control, this Award shall terminate, except to the extent assumed by the successor corporation (or parent thereof) or otherwise continued in effect pursuant to the terms of the Change in Control transaction.

(c)                                  If this Award is assumed or otherwise continued in effect in connection with a Change in Control, then this Award shall be appropriately adjusted, upon such Change in Control, to apply to the number and class of securities which would have been issuable to Participant in consummation of such Change in Control had the Units subject to this Award been fully vested immediately prior to such Change in Control.  To the extent that the holders of Common Stock receive cash consideration for their Common Stock in consummation of the Change in Control, the successor corporation (or its parent) may, in connection with the assumption of this Award, substitute one or more shares of its own common stock with a fair market value equivalent to the cash consideration paid per share of Common Stock in such Change in Control.

(d)                                 This Agreement shall not in any way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

(e)                                  For purposes of this Agreement, “Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization unless securities representing more than 50% of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; (ii) a sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders.

9.                                       Capital Adjustments and Reorganization.  Should any change be made to the Common Stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, appropriate adjustments shall be made to the number and/or class of securities subject to this Award in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

10.                                 Miscellaneous.

(a)                                  Subject to Plan.  This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement.  In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect.  A copy of the Plan will be furnished upon request of the Participant.

(b)                                 No Right to Continued Service.  This Agreement shall not confer on the Participant any right with respect to continuance of service to the Company, nor will it interfere in any way with the right of the Company to terminate such service at any time.

(c)                                  Governing Law.  The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Delaware.

(d)                                 Severability.  If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(e)                                  No Trust or Fund Created.  Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.

(f)                                    Section 409A Provisions.  The issuance of Shares under this Agreement are intended to be exempt from the application of section 409A of the Internal Revenue Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4).  Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under section 409A of the Internal Revenue Code, as amended (“Section 409A”) and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception).  Any payment or distribution that otherwise would be made to a Participant who is a specified employee as defined in Section 409A(a)(2)(B) of the Code on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.

(g)                                 Headings.  Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference.  Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement on the date set forth in the first paragraph.

ITERIS, INC.

By:
Name:
Title:

PARTICIPANT

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